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                                                                     EXHIBIT 4.4


                               FIRST AMENDMENT TO
                              AMENDED AND RESTATED
                           1996 NON-OFFICER DIRECTORS
                                STOCK OPTION PLAN

        This First Amendment, dated as of June 30, 2000 (the "Amendment"), to the Amended and Restated 1996 Non-Officer Directors Stock Option Plan (the "Directors Plan") of PacifiCare Health Systems, Inc. hereby amends the Plan as follows:

        1. AMENDMENT TO SECTION 2. Section 2 is hereby deleted and replaced in its entirety by the following:

        2. AMOUNT AND SOURCE OF STOCK.

               "The shares of stock subject to options shall be shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"). The total number of shares of Common Stock which may be the subject of options granted pursuant to this Plan shall be limited so that the total number of shares of Common Stock issued upon the exercise of options granted under this Plan shall not exceed 413,400, subject to adjustment as provided in Section 10 of this Plan. In the event that any option granted hereunder expires or is terminated or canceled prior to its exercise in full for any reason, the shares subject to such option shall be added to the shares of Common Stock otherwise available for issuance pursuant to the exercise of options under this Plan."

        2. LIMITATION OF AMENDMENTS. Except as expressly provided herein, no terms or provision of any agreement or instrument are modified or changed by this Amendment and the terms and provisions of the Plan, as amended by this Amendment, shall continue in full force and effect.

        3. GOVERNING LAW. This Amendment shall be construed, interpreted and enforced in accordance with, and governed by California law.

        4. CAPITALIZED TERMS. Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.

        5. WAIVERS AND AMENDMENTS. Neither this Amendment nor any term hereof may be changed, waived, discharged or terminated orally, or by any action or inaction, but only by an instrument in writing.

        6. SECTION HEADINGS. The titles of the sections hereof appear as a matter of convenience only, do not constitute a part of this Amendment and shall not affect the construction hereof.